FOR IMMEDIATE RELEASE

NEWS RELEASE

	Contacts:	Union Drilling, Inc. Christopher D. Strong, CEO A.J. Verdecchia, CFO 817-735-8793
DRG&E Ken Dennard / Ben Burnham 713-529-6600

UNION DRILLING REPORTS 2007

FIRST QUARTER RESULTS

Company reports diluted EPS of $0.39 on revenues of $70.5 million

FT. WORTH, TX – May 3, 2007 – Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the three months ended March 31, 2007.

Revenues for the first quarter of 2007 were $70.5 million, up 25% compared to revenues of $56.6 million in the first quarter of 2006. EBITDA for the first quarter of 2007 was $23.9 million, compared to $17.0 million reported in the same period last year. For additional information regarding EBITDA as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release. Net income in the first quarter of 2007 was $8.5 million, or $0.39 per diluted share, versus net income of $7.0 million, or $0.32 per diluted share, during the first quarter of 2006.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, stated, “In the first quarter, results from the Company’s Texas and Appalachian divisions were mostly in line with our expectations. In Texas, we received the last three of our six Ideal rigs during the first quarter with the final rig delivered at the end of March. In the Appalachian Basin, after a very dry and mild start to 2007, the region reverted to a more typical pattern of significant snow and rainfall at the end of the first quarter and into April. In spite of these challenging conditions and mostly due to increased activity in the area, rig utilization was actually slightly higher than it was in the first quarter of 2006 when the weather was much more favorable. On a sequential basis, average rig margin per day increased in both divisions over the fourth quarter of 2006.

“Results of operations in the Arkoma Basin were significantly below our expectations. Some of our smaller, privately held customers curtailed their programs and were probably waiting for more clarity on end of winter natural gas storage and shoulder season pricing.

Overall, utilization in this division was significantly below the first quarter of 2006 and the prior quarter. While pricing did not decline, margins fell sequentially as long-term variable costs often become fixed during short periods of off hire. Early second quarter contracts and revenue days have picked up, so the worst of this poor performance in the Arkoma Basin appears to be behind us.

“Looking forward, we’re seeing some pricing weakness emerging in the Barnett Shale as the rig supply continues to grow. In the Appalachian division, utilization will increase heading into the drier summer months after some of the weather related delays that persisted through April diminish. By the end of the second quarter, there should be three more rigs running in this market compared to last year with higher average rates as well. Arkoma Basin activity is expected to pick up, although we still need to place one of the rigs that was moved into the Fayetteville Shale play from the Rockies and we have two rigs temporarily down for maintenance.”

Operating Statistics

The Company’s average revenue per revenue day was $16,237 for the first quarter of 2007 compared to $13,085 for the first quarter of 2006. Revenue days totaled 4,344 days, compared to 4,324 days for the same period last year. Drilling margins totaled $29.3 million, or 42% of revenues, for the first quarter of 2007, versus $21.6 million, or 38% of revenues, in the first quarter of 2006. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release. Average marketed rig utilization for the first quarter was 70.5%, down from 77.0% in the same period last year.

Conference Call

Union Drilling’s management team will be holding a conference call on Friday, May 4, 2007, at 9:30 a.m. eastern time. To participate in the call, dial (303) 262-2140 at least ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the internet, please visit Union Drilling’s web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through May 11, 2007 and may be accessed by calling (303) 590-3000 and using the pass code 11088677#. Also, an archive of the webcast will be available after the call for a period of 60 days on the “Investor Relations” section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Ft. Worth, Texas, provides contract land drilling services and equipment, primarily to natural gas producers, in the United States. Union Drilling currently owns 77 rigs and specializes in unconventional drilling techniques.

UDRL-E

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the Company’s anticipated growth, demand from the Company’s customers, capital spending by oil and gas companies and the Company’s expectations regarding its new rigs and the U. S. land drilling sector. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to the environment. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s 10-K.

- Tables to follow -

Union Drilling, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues
Total revenues	70,532	56,579

Cost and expenses
Drilling operations	41,251	34,968
Depreciation and amortization	8,916	5,187
General and administrative	5,405	4,701
Total cost and expenses	55,572	44,856

Operating income	14,960	11,723

Interest expense	(422)	(1)
(Loss) gain on sale of assets	(27)	82
Other income	35	37
Income before income taxes	14,546	11,841
Income tax expense	6,046	4,869
Net income	$8,500	$6,972

Earnings per common share:
Basic	$0.39	$0.33
Diluted	$0.39	$0.32

Weighted-average common shares outstanding:
Basic	21,533,709	21,166,109
Diluted	21,747,094	21,602,107

Union Drilling, Inc.

Operating Statistics

(in thousands, except per day data)

	Three Months Ended March 31,
	2007	2006

Revenues	$70,532	$56,579
Drilling margins	$29,281	$21,611
Revenue days	4,344	4,324
Marketed rig utilization	70.5%	77.0%
Revenue per revenue day	$16,237	$13,085
Drilling margin per revenue day	$6,741	$4,998

Union Drilling, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2007	2006
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$20	$20
Accounts receivable (net of allowance for doubtful accounts of $ 884 and $839 at March 31, 2007 and December 31, 2006, respectively)	41,862	47,613
Inventories	1,153	1,073
Prepaid expenses and other assets	3,013	3,921
Assets held for sale	1,729	2,144
Deferred taxes	5,230	4,686
Total current assets	53,007	59,457
Goodwill	7,909	7,909
Intangible assets (net of accumulated amortization of $629 and $528 at March 31, 2007 and December 31, 2006, respectively)	2,371	2,472
Property, buildings and equipment (net of accumulated depreciation of $77,890 and $69,338 at March 31, 2007 and December 31, 2006, respectively)	215,718	187,084
Other assets	397	496
Total assets	$279,402	$257,418
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$16,752	$17,018
Current portion of long-term obligations	2,738	2,508
Other current obligations	1,697	2,333
Current portion of advances from customers	3,595	1,613
Accrued expense and other liabilities	12,124	8,972
Total current liabilities	36,906	32,444
Revolving credit facility	32,271	27,810
Long-term obligations	5,419	5,256
Deferred taxes	26,031	23,481
Other long-term liabilities	2,217	828
Total liabilities	102,844	89,819
Stockholders’ equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; 21,554,372 and 21,523,577 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	216	215
Additional paid in capital	137,144	136,686
Retained earnings	39,198	30,698
Total stockholders’ equity	176,558	167,599
Total liabilities and stockholders’ equity	$279,402	$257,418

EBITDA is earnings before net interest, income taxes, depreciation and amortization and non-cash impairment. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net earnings is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands)

	Three Months Ended March 31,
	2007	2006
Calculation of EBITDA:
Net income	$8,500	$6,972
Interest expense	422	1
Income tax expense	6,046	4,869
Depreciation and amortization	8,916	5,187
EBITDA	$23,884	$17,029

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands)

	Three Months Ended March 31
	2007	2006
Calculation of drilling margin:
Operating income	$14,960	$11,723
Depreciation and amortization	8,916	5,187
General and administrative	5,405	4,701
Drilling margin	$29,281	$21,611
Revenue days during the period	4,344	4,324
Drilling margin per revenue day	$6,741	$4,998

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